UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2016

LPATH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35706	16-1630142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4025 Sorrento Valley Blvd.

San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 678-0800

Registrant’s telephone number, including area code

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders.

On December 27, 2016, Lpath, Inc. (“Lpath” or the “Company”) held a special meeting of stockholders (the “Special Meeting”) to consider five proposals related to the Company’s previously announced merger with Apollo Endosurgery, Inc. (“Apollo”), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of September 8, 2016, by and among the Company, Lpath Merger Sub, Inc. and Apollo (the “Merger Agreement”).  Each of the Company’s proposals were approved by the requisite vote of the Company’s stockholders as described below. The closing of the merger and the related transactions contemplated by the Merger Agreement are currently expected to be completed on or around December 29, 2016.

At the close of business on November 22, 2016, the record date for the Special Meeting, the Company had 2,404,186 shares of common stock issued and outstanding. The holders of a total of 1,407,607 shares of common stock were represented at the Special Meeting by proxy, representing approximately 58.6% of the Company’s issued and outstanding common stock as of the record date, which total constituted a quorum for the Special Meeting in accordance with the Company’s bylaws.

The approval of the Merger Agreement and the issuance of Lpath common stock pursuant to the Merger Agreement (Proposal No. 1) required the affirmative vote of the holders of a majority of the shares of Lpath common stock having voting power present in person or represented by proxy at the Special Meeting. The approval of the 1:5.5 reverse stock split and the change of Lpath’s corporate name (Proposal Nos. 2 and 3, respectively) required the affirmative vote of the holders of a majority of the shares of Lpath common stock having voting power outstanding on the record date for the Special Meeting. The approval of the 1:5.5 reverse stock split was required in order to authorize Lpath’s issuance of the shares of its common stock pursuant to the Merger Agreement and allow for the listing of the common stock of the combined company on the NASDAQ Stock Market following the closing of the merger.  As a result, each of Proposal Nos. 1, 2 and 3 were conditioned on each other and, therefore, each was required to pass in order for the merger and the other transactions contemplated by the Merger Agreement to be consummated.  The approval, on a non-binding advisory vote basis, of the compensation that will or may become payable by Lpath to its named executive officers in connection with the merger (Proposal No. 4) and the approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies (Proposal No. 5) required the affirmative vote of the holders of a majority of the shares of Lpath common stock having voting power present in person or represented by proxy at the Special Meeting.

The final voting results for each of these proposals is set forth below.  Brokers did not have discretionary authority to vote for Proposal Nos. 1, 2, 3 and 4 for the shares of Lpath common stock held in street name, and as a result, no broker non-votes were received for any of these proposals. For more information on these proposals, please refer to the Company’s prospectus/proxy statement/information statement for the Special Meeting, filed with the Securities and Exchange Commission on December 1, 2016.

1.     To adopt and approve the Merger Agreement, and to approve the merger and the issuance of Lpath common stock pursuant to the Merger Agreement:

For	Against	Abstain
1,264,732	132,489	10,386

2.     To approve the amended and restated certificate of incorporation of Lpath to effect a reverse stock split of Lpath common stock, at a ratio of one new share for every five and one half shares outstanding:

For	Against	Abstain
1,214,652	170,560	22,395

3.     To approve the amended and restated certificate of incorporation of Lpath to change the name “Lpath, Inc.” to “Apollo Endosurgery, Inc.”:

For	Against	Abstain
1,256,773	133,097	17,737

4.     To approve, on a non-binding advisory vote basis, compensation that will or may become payable by Lpath to its named executive officers in connection with the merger:

For	Against	Abstain
1,059,699	246,799	101,109

5.     To adjourn the Lpath special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Lpath Proposal Nos. 1, 2, 3 and 4 (although Lpath Proposal No. 5 was approved, adjournment of the Special Meeting was not necessary or appropriate because there were sufficient votes at the time of the Special Meeting to approve the other proposals):

For	Against	Abstain
1,215,315	177,832	14,460

No other items were presented for stockholder approval at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPATH, INC.

Dated: December 27, 2016	By:	/s/ Gary J.G. Atkinson
		Name:	Gary J.G. Atkinson
		Title:	Interim Chief Executive Officer, Chief Financial Officer and Secretary